NETWOLVES CORPORATION
                           4805 Independence Parkway
                              Tampa, Florida 33634
                                  813-286-8644
                            Facsimile: 813-286-3661





                                                September 22, 2006




Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C.  20549-3561

Re:     NetWolves Corporation
        Registration Statement on Form SB-2
        Registration No.  333-137567

Ladies and Gentlemen:

     We have submitted via Edgar the above-referenced registration statement. Please be advised that we understand that the financial statements contained in this registration statement are required to be updated before the registration statement can be declared effective.

                                        Very truly yours,

                                        NETWOLVES CORPORATION

                                        /s/ Peter C. Castle
                                        By:  Peter C. Castle
                                        Chief Financial Officer